Exhibit 3.27

                            ARTICLES OF INCORPORATION

                                       OF

                               MANITOWOC CP, INC.


FIRST.   The name of the corporation is Manitowoc CP, Inc.

SECOND. Its registered office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name of its resident agent at that address is The Corporation Trust Company of Nevada.

THIRD. The number of shares the corporation is authorized to issue is Ten Thousand (10,000) shares of Common Stock, no par value.

FOURTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation. The names and addresses of the first board of directors, which shall be two (2) in number, are as follows:

               NAME                          POST-OFFICE ADDRESS

               R. L. McDonald                500 South 16th Street
                                             Manitowoc, WI  54221

               F. M. Butler                  500 South 16th Street
                                             Manitowoc, WI  54221

FIFTH. The name and post-office address of the sole incorporator signing the articles of incorporation is as follows:

               NAME                           POST-OFFICE ADDRESS

               Thomas A. Simonis              411 East Wisconsin Avenue
                                              Milwaukee WI  53202